Exhibit 4.33

November 10, 2003

PERSONAL AND CONFIDENTIAL

Mr. Daniel Abrams

Group Finance Director

Xenova Group plc

957 Buckingham Avenue

Slough

Berkshire SL1 4NL

Dear Mr. Abrams:

This letter will confirm the understanding and agreement (the “Agreement”) between ThinkEquity Partners LLC (“TEP”) and Xenova Group plc (the “Company”) as follows:

1. Engagement. The Company has engaged and appoints TEP to perform the services described in Section 2 below as its exclusive placement agent for the private placement in the United States to accredited institutional investors that have been introduced to the Company by TEP pursuant to this Agreement and outside the United States to affiliates of such accredited institutional investors (the “U.S. Placement”), on a best efforts basis, of new ordinary shares in the Company, possibly along with warrants to purchase ordinary shares if the parties so agree (the “Securities”). TEP accepts such appointment as placement agent, subject to the terms and conditions of this Agreement. The U.S. Placement is to be conducted in connection with an offering outside the United States of Securities by the Company, which offering (the “U.K. Offering”) is expected to be conducted as a placing and open offer or a rights offering. The aggregate amount to be raised in the offerings is intended to be up to £30 million. Both offerings will be conducted in a manner that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and will otherwise comply with the applicable laws and regulations of any other jurisdictions in which the Securities will be offered. It is understood and agreed that Nomura International has been engaged by the Company as its financial adviser and underwriter for the U.K. Offering.

2. TEP’s Role. TEP will provide the Company with financial advice and assistance relating to the U.S. Placement of the Securities. In particular, TEP has assisted and will assist the Company in:

(a)	structuring the U.S. Placement;

(b)	identifying potential purchasers of the Securities offered in the U.S. Placement (other than existing Company shareholders) which TEP reasonably believes to be U.S. accredited institutional investors (“U.S. AIIs”) and/or their non-U.S, affiliates (“Non-U.S. Affiliates”) (together, “Prospective Investors”); and

(c)	assisting with the sale of the Securities to the Prospective Investors in the U.S. Placement.

The Securities to be marketed as part of the U.S. Placement shall be up to approximately £15 million of new ordinary shares (plus any warrants, if the parties so agree). At the request of the Company, TEP shall from time to time present to the Company a list of Prospective Investors which TEP believes are interested in purchasing Securities in the U.S. Placement. To the extent the Company decides to sell Securities to such Prospective Investors, it will enter into appropriate sale and purchase contracts (“Purchase Agreements”), in a form acceptable to TEP, directly with such Prospective Investors, it being understood that different forms of Purchase Agreements may be used, including separate forms for the U.K. Offering and the U.S. Placement. (Prospective Investors who execute Purchase Agreements with the Company are referred to herein as “U.S. Investors”)

The Company and TEP understand and agree that the U.K. Offering and the U.S. Placement must be conducted in a manner which does not violate the requirements of the Securities Act, including the registration requirements thereunder.

The Company further understands that if TEP is asked to act for the Company in any other formal additional capacity not specifically addressed in this letter, such activities shall constitute separate engagements and the terms of any such additional engagements will be embodied in one or more separate written agreements containing terms and conditions to be mutually agreed upon, including, without limitation, appropriate indemnification provisions. The indemnity provisions in Annex C shall apply to any such other activities and shall remain in full force and effect regardless of any completion, modification or termination of TEP’s engagement(s), unless it is superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements.

3. Solicitation as Agent; Offers and Sales of the Securities. TEP represents and warrants to, and agrees with, the Company that (i) in the performance of its duties hereunder it will not do anything that will cause the Company to be engaged, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, (ii) it will disclose and discuss the U.S. Placement and the U.K. Offering only with Prospective Investors that have been pre-approved by the Company and only in such a manner as will permit the U.S. Placement to be consummated without registration of the Securities under the Securities Act, (iii) it will ensure that executed Non-Disclosure Agreements substantially in the form of Annex A attached hereto, are obtained from Prospective Investors prior to disclosing to them the U.S. Placement or any non-public information regarding the Company (or if such disclosures were made prior to the date hereof without a Non-Disclosure Agreement having been executed, it will ensure that they have been executed prior to continuing discussions with such Prospective Investors), (iv) it will keep a master log of all Prospective Investors, noting thereon when the U.S. Placement was first discussed with them, and will make such log available to the Company upon its request, (v) it will disclose to Prospective Investors only such Information (as defined herein) as has been either supplied by the Company for use in the U.S. Placement or previously approved by the Company in writing, (vi) it is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (vii) it is duly licensed as a broker-dealer under the laws of each state in the U.S. as provided in Annex B attached hereto (and will not solicit any investors in any state not listed on Annex B), (viii) it is a member

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in good standing of the National Association of Securities Dealers, Inc. (the “NASD”), (ix) in the performance of its duties hereunder, it will duly comply with the laws of the U.S., the securities laws of any state in which it solicits investors, and the rules and regulations of the NASD to the extent such laws, rules and/or regulations are applicable to the performance of its duties hereunder, and (x) during the Engagement Period, it will notify the Company immediately if any of the registrations or memberships listed above are terminated, suspended or revoked or if any proceeding for such termination, suspension or revocation are commenced or threatened.

4. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, TEP that:

(a)	Neither the Company nor any person acting on its behalf (excluding TEP) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act;

(b)	No offers or sales of any securities of the same or similar class as the Securities have been made or will be made by the Company or any affiliate during the six-month period before or after the completion of the U.S. Placement in a manner which would require the offer and sale of the Securities in the U.S. Placement or U.K. Offering to be registered under the Securities Act.

(c)	The Company shall be solely responsible for (i) ensuring that the sale of Securities contemplated by this Agreement shall be exempt from the registration requirements of the Securities Act (provided, however, that TEP acknowledges and agrees that in ensuring such compliance the Company will rely in good faith upon TEP’s compliance with its agreements contained herein, the accuracy of TEP’s representations and warranties contained herein and the accuracy of the representations and warranties of the U.S. Investors contained in the Purchase Agreements) and will otherwise comply with the securities laws of any applicable country or other jurisdiction, and (ii) qualifying the Securities for offering and sale under the applicable securities, or Blue Sky laws of such states and other jurisdictions (domestic or foreign) where such qualification is necessary for the consummation of the U.S. Placement. The Company shall not take any action or permit anyone other than TEP to take any action on its behalf that would cause such sale of Securities to fail to (i) qualify for such an exemption, or (ii) otherwise comply with such securities laws.

(d)	The Company will reasonably believe at the time of any sale of Securities to a U.S. Investor as part of the U.S. Placement that such U.S. Investor is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(e)	The Company will file in a timely manner with the SEC notices required by Rule 503 of Regulation D with respect to the sale of any Securities in the U.S. Placement and will furnish to TEP promptly thereafter a signed copy of each such notice.

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(f)	Any Securities offered in the U.K. Offering by the Company or any person acting on its behalf (including without limitation Nomura International) will be offered and sold only in offshore transactions that are in compliance with Regulation S under the Securities Act.

(g)	The Company is a foreign private issuer under the meaning in Rule 405 of Regulation C of the Securities Act.

(h)	The Company has not made and shall not make, and has not permitted and shall not permit any person acting on its behalf, other than TEP in connection with the U.S. Placement, to make any “directed selling efforts” in respect of the Securities (as such phrase is defined in Regulations S).

(i)	The Securities to be sold in the U.K. Offering are eligible for Category 1 of Rule 903(b) of Regulation S.

(j)	The Company will perform the covenants set forth in the Purchase Agreements. The Company will not modify any such Purchase Agreements without the prior written consent of TEP which shall not be in reasonably withheld.

(k)	At any closing under any Purchase Agreement, the Company will deliver, or cause to be delivered, to TEP, in each case in form and substance satisfactory to TEP and its counsel (i) a letter representing and warranting to TEP that the representations and warranties of the Company contained in each Purchase Agreement or other similar agreement are true and correct in all material respects as of the Closing Date, except to the extent any such representation or warranty was expressly made as of any other date, in which case such representation and warranty was true and correct in all material respects as of such other date and that TEP may rely on such representations and warranties as if they were addressed to them; and (ii) all certificates and other documents (other than the Securities) delivered to each Investor at such closing.

(l)	During the Engagement Period, upon reasonable request the Company will (i) make available to each Prospective Investor any information (which upon delivery will become Information) concerning the U.S. Placement and U.K. Offering, the Company and any other relevant matters as the Company possesses or can acquire without unreasonable effort or expense and (ii) provide each Prospective Investor the opportunity to ask questions of, and receive answers from, the officers and employees of the Company concerning the terms and conditions of the U.S. Placement and to obtain any other additional information reasonably requested about the Company and the Securities, to the extent the officers and employees of the Company possess the same or can acquire it without unreasonable effort or expense; provided, however, subject to the requirements and representations of Sections 4(m) and (n) below, this Section 4(l) shall not require the Company to disclose to TEP or any Prospective Investor any material non-public information about the Company or its research or development activities that the Company elects not to disclose in the exercise of its sole discretion.

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(m)	The Company represents and warrants that the Information furnished or made available by the Company either directly or through TEP to offerees of the Securities or any of their representatives for use in connection with the U.S. Placement at the time provided and, as amended or supplemented through the closing of the U.S. Placement, at such closing will not, when taken together, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(n)	The Company has made all filings required under the Exchange Act since December 31, 2002 (including its filing on Form 20-F for 2002) (the “SEC Documents”), and when such filings were filed with the Securities Exchange Commission (the “Commission”) they conformed in all material respects to the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder; none of the documents contained, when they became effective or were filed with the Commission, as the case may be, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents to be filed or any further amendment or supplement thereto, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5. Engagement Period. This Agreement shall be deemed to have become effective as of October 20, 2003, and shall continue through the earliest of (i) 120 days from such date, (ii) the date of the last closing of a U.S. Placement of the Securities or (iii) the termination of this Agreement pursuant to Section 8 (the “Engagement Period”).

6. Best Efforts; No Fiduciary Duty. It is understood that in acting as placement agent for the U.S. Placement, TEP will seek to complete the financing strictly on a best efforts basis, acting as the Company’s agent and not as a principal in the sale and placement of the Securities, and that the consummation of the U.S. Placement will be subject to, among other things, market conditions. In such capacity, TEP shall act as an independent contractor, and any duties of TEP arising out of its engagement pursuant to this Agreement shall be owed solely to the Company; and this Agreement is not intended to create rights or obligations of either party for the benefit of third parties, including without limitation the creditors of the Company. It is understood that TEP’s responsibility to the Company is solely contractual in nature and that TEP does not owe the Company, or any other party, any fiduciary duty as a result of its engagement. Furthermore, the parties hereto understand that TEP is not required to purchase any Securities. As independent contractors, neither TEP nor the Company is authorized to incur any

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obligation or make any commitment on behalf of the other. Accordingly, without the prior written consent of the other party, neither the Company nor TEP shall take any action or fail to take any action that results in any such obligation or commitment, nor shall either of them represent to any third party that it is able to act for or to bind the other in any respect.

7. Information. The Company shall furnished, or cause to be furnished, to TEP all Information reasonably requested by TEP for the purpose of rendering services hereunder. For the purposes of this Agreement “Information” shall mean all or oral information or written material or documents prepared or approved by the Company for delivery to Prospective Investors in the Securities, directly by the Company or through TEP, describing, among other things, the Company and its business and the U.K. Offering and U.S. Placement (all such information, whether written or oral, including any offering memorandum, being the “Information”). In addition, the Company agrees to make available to TEP upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that TEP (a) will use and rely solely on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company. The Company agrees that (i) all Information furnished by it to TEP in connection with this Agreement will be accurate in all material respects at the time provided and that if all or part of such Information becomes materially inaccurate, misleading or incomplete during the Engagement Period, the Company will promptly so advise TEP in writing and correct any such inaccuracy or omission and (ii) any projected financial information or other forward-looking information which the Company provides to TEP will be made by the Company in good faith, based on management’s best estimates then available and based on facts and assumptions which the Company believes to be reasonable.

8. Termination. This Agreement and all of the parties’ obligations hereunder may be terminated by either TEP or the Company for any reason upon giving ten days prior notice thereof to the other party. Upon termination, the Company shall pay to TEP all fees earned and, in accordance with the fifth paragraph of Section 9 hereof, reimburse TEP for all reasonable expenses incurred prior to the date of termination that remain unpaid as of the date of such termination. Notwithstanding any termination of or under this Agreement as provided herein, the following Sections of this Agreement will survive any such termination: Sections 9 through13 and Annex C.

9. Fees. As compensation for the services to be rendered by TEP hereunder, the Company agrees to pay or cause to be paid at each closing of a sale of Securities by the Company to a U.S. Investor, a transaction fee to TEP in cash equal to six percent (6%) of the aggregate gross proceeds received by the Company from such closing (the “Transaction Fee”), provided that in the case of any sale of Securities to any Non-U.S. Affiliates of Prospective Investors who are not stockholders of the Company in the U.K. Offering, the Transaction Fee will be reduced by any amounts paid by the Company to Nomura International as an underwriting fee in respect of such Securities. Such reduction of the Transaction Fee, in any case, shall not exceed three percent (3%) of the aggregate gross proceeds received by the Company from such closing.

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The Company further agrees that if the Company enters into Purchase Agreements with a U.S. Investor, and all the conditions to its obligations to consummate the transactions contemplated by the Purchase Agreements as set forth therein shall have been satisfied as to such Investor, and the Company elects (whether to clawback Securities so that they may be sold in the U.K. Offering or otherwise) not to sell any of such Securities to such investor pursuant to its signed Purchase Agreement, then in addition to any Transaction Fee payable in respect of Securities sold to such investor, if any, TEP shall be entitled to be paid an amount (the “Agency Fee”) equal to six percent (6%) of the aggregate price of the Securities that the Company elected not to sell to such Investor.

If the Company completes a sale of Securities in the United States or with U.S. Investors during the Engagement Period, with the exception of a sale to Company insiders or to U.S. persons in the U.K. Offering pursuant to Regulation S, the principal purpose of which is to secure equity financing, TEP will be paid the fees that would be due in connection with such transaction under the first paragraph of Section 9 hereof. In addition, if at any time during the six month period following the end of the Engagement Period, the Company completes a sale of Securities to a Prospective Investor, or any affiliates of such investor, introduced by TEP that has not, either directly or through one of its affiliates, invested in the Company prior to the date hereof, which list of Prospective Investors shall be forwarded to the Company within 5 business days following the termination of the Engagement Period (for avoidance of doubt, any affiliate of such investor need not be included in the list of Prospective Investors forwarded to the Company), upon the closing of any such transaction, TEP will be paid the fees which would be due in connection with such transaction under the first paragraph of Section 9 hereof.

The Company agrees to pay to TEP a non-refundable retainer fee of $25,000 in cash immediately upon execution of this Agreement. The retainer fee shall be credited against any Transaction Fee or Agency Fee.

The Company agrees to reimburse TEP, upon request, for TEP’s actual and reasonable documented expenses paid to third parties in, connection with performing its obligations under this Agreement (including reasonable legal fees and expenses), provided, however, that the liability of the Company to reimburse such expenses shall not exceed $35,000 without the Company’s prior written approval. Expenses related to indemnification subject to Section l0 and Annex C are not subject to the limitations of the preceding sentence.

In the event that, in accordance with terms generally applicable in the U.K. Offering, the Company agrees (with the prior consent of TEP, which will not be unreasonably withheld) to pay any U.S. Investor buying in the U.S. Placement and not in the U.K. Offering a fee to compensate it for the risk incurred between the execution and closing of its Purchase Agreement (not to exceed 3% of the purchase obligation of any U.S. Investor), the Agency or Transaction Fee payable to TEP in respect of such U.S. Investor hereunder shall be correspondingly reduced.

10. Indemnity. Since TEP will be acting on behalf of the Company in connection with its engagement hereunder and as further compensation for TEP’s services hereunder, in addition to the fees and reimbursement of expenses provided for above, the Company and TEP agree to the indemnification provisions set forth as Annex C hereto, which are incorporated herein by reference as if fully set forth herein.

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11. Cumulative Remedies. The parties agree that the rights, powers and remedies provided in this Agreement are in addition to, and not exclusive of, rights, powers and remedies provided by existing or future applicable laws.

12. Amendments/Governing Laws. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws.

13. Confidentiality. Except as required by law, this Agreement and the services and advice to be provided by TEP hereunder, shall not be disclosed to third parties by either party hereto without the other party’s prior written permission, nor shall the pendency of the U.K. Offering or the U.S. Placement or any Information that is material non-public information about the Company be disclosed by TEP to third parties without the prior approval of the Company. Notwithstanding the foregoing, when the U.S. Placement is completed, TEP may advertise the services it provided to the Company in connection with this Agreement at its own expense.

14. No Brokers. The Company represents and warrants to TEP that it has not incurred, and shall not incur, directly or indirectly any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the U.S. Placement (“Broker Fees”), except for the liability of the Company to TEP hereunder and that there are; no other financial advisors or similar persons (other than Nomura International in connection with the U.K. Offering) entitled to receive compensation from the Company in connection with any transaction contemplated herein. TEP represents and warrants to the Company that any Broker Fees that shall be payable to third parties by TEP or as a result of TEP’s activities in connection with it services hereunder, including any Broker Fees owing to Trout Group, will be owing and paid by TEP and will not be liabilities of the Company.

15. Authorization. Each party hereto represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement, it has duly executed and delivered this Agreement, and the execution, delivery and performance of this Agreement by it does not breach or conflict with any agreement (whether written or oral), document or instrument to which it or any of its subsidiaries is a party or is bound.

16. Notices. All communications hereunder shall be in writing and shall be mailed or delivered (a) to the Company, at its offices at 957 Buckingham Avenue, Slough, Berkshire, England, SL1 4NL, Attention: Group Finance Director, and (b) to TEP, at its offices at 28 West 44th Street, Suite 1200, New York, NY 10036, Attention: David Strupp.

17. Submission to Jurisdiction; Judgment currency. (a) The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably agrees that service of process upon it by mail to its address as provided in Section 16 above shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.

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(b) The obligation of the Company in respect of any sum due to TEP hereunder (including pursuant to Annex C) shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by TEP of any sum adjudged to be so due in such other currency, on which (and only to the extent that) TEP may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to TEP hereunder, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify TEP against such loss.

18. Full Service Securities Firm. The Company acknowledges that TEP is a full service securities firm and in the ordinary course of its business, for the accounts of its customers, holds long or short positions in securities or derivative securities (including options), which may include securities or derivative securities relating to the Company. Nothing in this Agreement shall be deemed to prohibit TEP (i) from providing any services permitted by applicable law to any third party so long as the provision of such services does not involve a breach of this Agreement or (ii) from engaging in any lawfully permitted activity on its own behalf; provided, that, during the Engagement Period, TEP may not, for its own account, hold short positions in securities or derivative securities (including options) relating to the Company.

19. Assignment. The personal services of TEP are of the essence of this Agreement. The right, duties and obligations of TEP under this Agreement shall not be assigned or delegated without the express written consent of the Company in each case.

20. Miscellaneous. This Agreement, including Annex C, constitutes the entire understanding and agreement between the Company and TEP with respect to the subject matter hereof and supersedes all prior understandings or agreements among the parties with respect thereto, whether oral or written, express or implied. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.

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TEP is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

THINKEQUITY PARTNERS, LLC

BY:
David J. Strupp, Jr.
Head of Health Care Investment Banking

ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

XENOVA GROUP PLC

BY:
Daniel Abrams
Group Finance Director

ANNEX A: RESTRICTIONS AND OBLIGATIONS

Non-Disclosure Agreement

This Agreement (the “Agreement”) is made as of     , 2003, between Xenova Group plc (the “Company”), and                     , (“Investor,” which term for purposes hereof will include all affiliates of Investor as the context requires). The Company and Investor shall collectively be referred to herein as the “Parties.” The Parties desire to engage in, and have been engaged in, confidential discussions as to a prospective investment by Investor in the Company’s equity securities (the “Discussion Purpose”). In the course of such discussions the Company has disclosed, and may need to disclose, certain confidential information of the Company to be used only for the Discussion Purpose, and the Company desires to protect such confidential information from unauthorized use and disclosure by Investor.

In consideration of the mutual promises contained herein, the Parties hereto agree as follows:

1. Confidential Information and Materials

(a) This Agreement will apply to all confidential and proprietary information disclosed by or on behalf of the Company to Investor, whether prior to or after the date of this Agreement as set forth above, and which is not otherwise the subject of a written nondisclosure agreement between the Parties. “Confidential Information” means nonpublic information that the Company designates as being confidential or which, under the circumstances surrounding disclosure, ought to be understood to be confidential. Confidential Information includes, without limitation, material information relating to the Company and its technology, products, services or business, documentation, financial condition or financial projections, the marketing or promotion of any of the Company’s products or services including plans or data, the Company’s business policies or practices, and information received from others that the Company is obligated to treat as confidential. The Discussion Purpose, the fact that the Parties are discussing the Discussion Purpose and the fact that the Company is planning to raise equity funding from others both in Europe and the United States, will be considered as Confidential Information by the Parties hereto.

(b) Confidential Information will not include information that Investor can establish: (i) is now, or hereafter becomes, through no act or failure to act on the part of Investor, generally known or available to the public, including disclosures by the Company in any of its filings with the Securities and Exchange Commission, press releases by the Company, the Company’s product literature, or disclosures on the Company’s web site; (ii) was acquired by Investor before receiving such information from the Company and without restriction as to use or disclosure; (iii) is hereafter, to the best knowledge of Investor, rightfully furnished to Investor by a third party, without restriction as to use or disclosure; (iv) is information which Investor can document was independently developed without breach of any obligation of confidentiality; (v) is required to be disclosed pursuant to law, provided Investor uses reasonable efforts to give the Company reasonable advance notice of such required disclosures; or (vi) is disclosed with the prior written consent of the Company.

2. Investor (a) will hold the Company’s Confidential Information in strict confidence, (b) will not disclose such Confidential Information to any third parties and will take all reasonable steps to prevent such disclosure which steps will include at least those taken by Investor to protect its own confidential information of like kind, and (c) will not use any Confidential Information of the Company for any purpose except for the discussions between the Parties related to the Discussion Purpose. Investor may disclose the Company’s Confidential Information to its responsible employees and consultants who have a bona fide need to know, but only to the extend necessary to carry out the Discussion Purpose. Investor will instruct all such employees and consultants not to disclose such Confidential Information to third parties, including any consultants to whom Investor would not be authorized hereunder to make disclosure, without the prior written permission of the Company.

3. At the Company’s request, Investor will promptly return to the Company, or, at the Company’s request, destroy, all tangible items containing or consisting of the Company’s Confidential Information and all copies thereof.

4. Nothing contained in this Agreement will be construed as granting any rights to Investor, by license or otherwise, to any of the Company’s Confidential Information except as specified in this Agreement.

5. Investor acknowledges that the unauthorized disclosure or use of the Company’s Confidential Information would cause irreparable harm and significant injury to the Company, the degree of which may be difficult to ascertain. Accordingly, Investor agrees that the Company will have the right to seek an immediate injunction enjoining any breach of this Agreement by Investor or its employees or consultants, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach.

6. This Agreement will be governed by the laws of the State of New York without regard to its body of law controlling conflict of laws. This Agreement is the complete and exclusive agreement of the Parties hereto regarding the specific subject matter of this Agreement and supersedes in their entirety all prior agreements, understandings and communications, oral or written, between the Parties regarding the specific subject matter of this Agreement, and will be binding upon and inure to the Parties’ respective successors and assigns, and may only be amended by a writing signed by the Parties or their respective successors, assigns or authorized representatives.

7. All obligations created by this Agreement shall survive change or termination of the Parties’ business relationship.

8. The Investor acknowledges that the Company may be disclosing “material inside information,” as such term is defined in the federal securities laws. The Investor further acknowledges that the sale or purchase of the Company’s common stock while in possession of any such information is a violation of the federal securities laws.

XENOVA GROUP PLC	[INVESTOR]

By:	By:
Name:	Name:
Title:	Title
Date signed: ,2003	Date signed: ,2003

ANNEX B: LICENSED STATES

Arizona

California

Colorado

Connecticut

Delaware

District of Columbia

Florida

Georgia

Illinois

Iowa

Kansas

Kentucky

Louisiana

Maryland

Massachusetts

Michigan

Minnesota

Missouri

Nebraska

New Jersey

New Mexico

New York

North Carolina

Ohio

Oregon

Pennsylvania

Tennesee

Texas

Utah

Virginia

Washington

Wisconsin

Wyoming

ANNEX C: INDEMNIFICATION

The Company agrees to indemnify and hold harmless TEP, each entity that controls TEP, and its and their respective directors, officers, employees and agents (TEP and each such person or entity being an “Indemnified TEP Party”) from and against any losses, claims, damages and liabilities, joint or several, as incurred, (collectively, the “Damages”), to which such Indemnified TEP Party may become subject under any United States federal or state law, or otherwise in connection with or otherwise relating to or arising from (i) any pending or threatened suit, claim, action, proceeding or investigation (collectively, “Proceedings”) involving any transaction contemplated by this Agreement or the engagement of TEP pursuant hereto and the performance of services by an Indemnified TEP Party hereunder or (ii) any untrue statement or an alleged untrue statement of a material fact contained in any Information or SEC Documents furnished or made available by the Company, directly, through TEP or otherwise, to any offeree of the Securities or any of their representatives or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, in the light of the circumstances under which they were made; provided, however, that the Company will not be liable to an Indemnified TEP Party under clause (i) hereof or for related Expenses to the extent that any Damages are found in a final non-appealable judgment by a court to have resulted from a material breach by TEP of its obligations under clauses (i), (ii), (v) or (ix) of Section 3 hereof or such Indemnified Party’s bad faith, gross-negligence or willful misconduct in performing the services described herein; provided further, that the Company will not be liable to an Indemnified TEP Party under clause (ii) hereof to the extent that any Damages are the result of any untrue statement or omission or any alleged untrue statement or omission contained in any information furnished in writing to the Company by TEP expressly for use in any offering documentation and materials to be provided to offerees of the Securities. Except as hereinafter provided in this Annex C, the Company also agrees to reimburse each Indemnified Party for all reasonable fees and expenses paid to third parties (including the fees and expenses of counsel) (collectively, “Expenses”) as they are incurred in connection with investigating, preparing, pursuing or defending any Proceeding arising from or relating to the foregoing, whether or not such Indemnified Party is a formal party to such Proceeding and whether or not such Proceeding is initiated or brought by or on behalf of the Company. If a final non-appealable judgment by a court shall find that the Indemnified TEP Party shall not have been entitled to indemnification hereunder in respect of any matter, then the amount paid by the Company in respect of Expenses and Damages related to such matter shall be promptly repaid to the Company by the Indemnified TEP Party.

TEP agrees to indemnify and hold harmless the Company, each entity that controls the Company, and its and their respective directors, officers, employees and agents (the Company and each such person or entity being an “Indemnified Company Party,” and collectively with each Indemnified TEP Party, an “Indemnified Party”) from and against any Damages to which such Indemnified Company Party may become subject under any United States federal or state law, or otherwise, and all related Expenses, in connection with or otherwise relating to or arising from (i) any transaction contemplated by this Agreement or the engagement of TEP pursuant to and the performance of services by TEP hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of TEP or (ii) any untrue statement or an alleged untrue statement of a material fact contained in any information (whether written or oral) or documents including without limitation the marketing materials, the Information and any public information, furnished or made available by the Company, directly, through TEP or otherwise, to any offeree of the Securities or any of their representatives or the omission or the alleged omission to state therein a material fact necessary in order to make the statements made therein not misleading, in the light of the circumstances under which they were made, but only to the extent that such untrue statement or omission or alleged untrue statement or omission was made therein in reliance upon and in conformity with written information furnished to the Company by TEP for use therein.

If for any reason, the indemnification provided for in this Agreement is available under the terms of this Agreement, but is for any reason held unenforceable or otherwise unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless to the extent provided herein, then the indemnifying party will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to each party in connection with the matters covered by this Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. The parties agree that for purposes of this paragraph the relative benefits to the Company and TEP in connection with the matters covered by this Agreement will be deemed to be in the same proportion that the total value paid to or received by the Company or to be paid to or received by the Company in connection with the transactions contemplated by this Agreement, whether or not consummated, bears to the fees paid to or received by TEP under this Agreement; provided, that, to the extent permitted by applicable law in no event will the total contribution of all Indemnified TEP Parties to all such Damages and Expenses exceed the amount of fees actually received and retained by TEP hereunder (excluding any amounts received by TEP as reimbursement of expenses).

Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any Proceeding (including any governmental action), such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under the terms herein, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the Indemnified Parties. Any Indemnified Party shall have the right to employ separate counsel in any such Proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by such Indemnified Party and will not be recoverable under this indemnity unless: (i) the Company has failed to promptly assume the defense and employ counsel after giving notice; or (ii) the named parties to any such Proceeding (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that representation of such Indemnified Party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Parties in connection with any claim or commenced Proceeding in the same jurisdiction, in addition to any local counsel.

Each party agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not any Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of the other party, unless such waiver, release or settlement includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding.

In the event that any Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of an indemnifying party or any affiliate of such indemnifying party or any participant in a transaction covered hereby in which such Indemnified Party is not named as a defendant, the indemnifying party agrees to reimburse such Indemnified Party for all reasonable expenses paid to third parties by it in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation the fees and disbursements of its legal counsel.

The indemnity, reimbursement and contribution obligations of each party hereunder will be in addition to any liability which each party may otherwise have to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the each party hereunder or an Indemnified Party.

ThinkEquity

      p  a  r  t  n  e  r  s

TEP is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

THINKEQUITY PARTNERS, LLC

BY:	/s/ David J.Strupp, Jr.
David J.Strupp, Jr.
Head of Health Care Investment Banking

ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

XENOVA GROUP PLC

BY:	/s/ Daniel Abrams
Daniel Abrams
Group Finance Director

November 25, 2003

PERSONAL AND CONFIDENTIAL

Mr. Daniel Abrams

Group Finance Director

Xenova Group plc

957 Buckingham Avenue

Slough

Berkshire SL1 4NL

Dear Mr. Abrams:

This letter will confirm the agreement (the “amendment agreement”) between ThinkEquity Partners LLC (“TEP”) and Xenova Group plc (the “Company”) as follows:

1. The parties hereby agree that the letter agreement between them dated November 10, 2003 (the “Original Agreement”) is hereby amended as follows:

(a) Section 9 of the Original Agreement is amended by deleting the final paragraph of that section, as marked on the page attached as Exhibit A hereto.

(b) Section 3 of the Original Agreement is amended by deleting the text in Section 3(iii) and renumbering the subsequent subsections, as marked on the page attached as Exhibit B hereto.

2. The parties agree that this amendment agreement constitutes an amendment in writing of the Original Agreement, fulfilling the requirements of Section 12 there of.

3. Sections 12, 15, 16, 17 and 20 of the Original Agreement are incorporated into this amendment agreement as if set out in full herein, provided that references in the Original Agreement to “Agreement” shall be deemed to be references to this amendment agreement.

* * *

Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

THINKEQUITY PARTNERS LLC

BY:
David J. Strupp Jr.
Head of Health Care Investment Banking

ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

XENOVA GROUP PLC

BY:	/s/ Daniel Abrams
Daniel Abrams
Group Finance Director

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